March 15, 2006

Security and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Kiwa Bio-Tech Products Group Corporation


We have read Item 4 of the Form 8-K dated March 13, 2006 of Kiwa Bio-Tech Products Group Corporation and are in agreement with the statements contained in
Item 4(a) therein. We have no basis to agree or disagree with the statements of the registrant contained in Item 4(b).


Very truly yours,

/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California